EXHIBIT 10.12

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Juan Manuel Martín Duaigües (“Martín” or “Executive”) and Accelerate Diagnostics, Inc. (“Accelerate” or the “Company”), referred to individually as “Party” and collectively as “Parties.

WHEREAS, Martín and Company entered into a Services Agreement on 30-MAY-2017 (“Services Agreement”);

WHEREAS, Martín acknowledges that he and the Company have mutually agreed to terminate the Services Agreement, effective 25-NOV-2018 (“Effective Date”);

WHEREAS, Martín acknowledges that he will not be eligible for Company unemployment benefits; and

WHEREAS, this Agreement is intended to fully resolve the relationship between Martín and the Company.

NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants contained herein, Martín and the Company agree as follows:

1.     SEPARATION PAYMENT-In consideration for Executive executing this Agreement, the Company agrees to pay Executive his routine salary through 25 November 2018, as a lump sum payment, as set forth in the Services Agreement (“Separation Payment”), together with any unpaid vacation time that Executive has accrued to date. Executive will be responsible for payment of any applicable wage and employment tax withholdings out of the Separation Payment. Executive’s last day of employment shall be 25 November 2018 (“Separation Date”). As of the Separation Date, the Services Agreement will be terminated and the Executive will be legally separated from the Company and all of its affiliated subsidiaries. The Company agrees to deliver to Executive the aforementioned Separation Payment in exchange for the delivery to the Company of this Agreement, executed with Executive’s original signature and the date of execution, provided that Executive has fully complied with the terms in Paragraph 11. The executed Agreement shall be delivered to Blair Elizabeth Taylor, Ph.D., J.D. at Accelerate’s office in Tucson, Arizona.

2.    STOCK - The Executive’s stock options will continue to vest until the Separation Date, with vesting following the routine and customary schedule applied prior to the Effective Date. Executive’s previously awarded restricted stock units (“RSUs”) will be accelerated, fully vesting as of the Separation Date. In consideration for receiving the Separation Payment and stock vested as of 25 November 2018, and in addition to the terms set forth in Paragraphs 4, 8, 9, 10, 11 and 12 herein, Executive agrees to that there will be no acceleration of stock option vesting, and that he will forfeit any Accelerate stock options and awards that have not vested as of the Separation Date. All RSUs will be taxed according to the rate schedule set forth in the Services Agreement per Executive’s special tax regime. Taxes shall be paid by withholding shares to cover any amount due at release.

3.     TAX LIABILITY-The Company makes no representations or warranties with respect to the tax consequences of the payments described in Paragraph 1 above. Executive agrees and understands that if a government taxing authority determines that any local, state, and/or federal taxes on those payments and/or any penalties or assessments thereon are due, he is responsible for payment.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

4.     EXECUTIVE RELEASE- Executive hereby releases and forever discharges the Company and each of its divisions, affiliates, parents, subsidiaries and operating companies, and the respective officers, directors, employees, agents, and affiliates of each of them (collectively, the “Released Parties”), from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, claims, and attorney’s fees against the Released Parties, whether known or unknown, which Executive ever had, now has or which Executive or Executive’s heirs, executors, administrators, successors or assigns may have prior to the date this Agreement is signed by Executive, due to any matter whatsoever relating to Executive’s Services Agreement, compensation, and benefits (collectively, the “Released Claims”). The Released Claims include, but are not limited to, any claim that any of the Released Parties violated any aspect of Spanish or United States federal or state employment law; any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance in either the United States or in Europe; any claim of unlawful discrimination or retaliation of any kind; any public policy, contract, tort, or common law claim; any claim concerning stock, stock options, or a stock or stock option agreement; any claim that was or could have been asserted in the wrongful termination lawsuit; and any claim for costs, fees, or other expenses including attorney’s fees incurred in these matters.

5.    EXECUTIVE ACKNOWLEDGEMENT- Executive understands and agrees that he:

(a) Has carefully read and fully understands all of the provisions of this Agreement.

(b) Is, through this Agreement, releasing Released Parties from any and all claims he may have against Released Parties except for Matters Not Released in Paragraph 6.

(c) Is knowingly and voluntarily agreeing to all of the terms set forth in this Agreement.

(d) Knowingly and voluntarily intends to be legally bound by the same. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence.

(e) Was advised and hereby is advised in writing to consider the terms of this Agreement and to consult with his attorney prior to executing this Agreement.

6.    MATTERS NOT RELEASED-The Parties agree and acknowledge that the above Release does not waive potential claims: (i) that may arise after Executive signs this Agreement; and (ii) that cannot be released by private agreement.

Executive understands, agrees and acknowledges that nothing contained in this Agreement (a) limits or affects his right to challenge the validity of this Release under the ADEA or the OWBPA or (b) prevents him filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the U.S. National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, although by signing this Release, Executive is waiving his right to recover any individual relief (including  backpay, frontpay, or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on his behalf by any third party, except for any right he may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

7.    EXECUTIVE REPRESENTATIONS- Executive warrants and represents that (a) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, travel reimbursements and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions, travel reimbursements and/or benefits are due to him, except as provided in this Agreement, (b) he has no known workplace injuries or occupational diseases, and (c) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

8.     CONFIDENTIALITY/ONGOING OBLIGATIONS-Except as provided in Paragraph 6 above, Executive agrees to keep all of the terms and conditions of this Agreement strictly confidential. Executive represents that he has not disclosed and agrees that he will not disclose the existence of this Agreement or any of the terms or conditions of this Agreement to anyone other than his attorney, his spouse, and his tax or financial advisor, or as may be required pursuant to legal process. Additionally, Executive acknowledges that he is subject to a duty of Confidentiality as set forth within the Tenth Clause of the Services Agreement (“Confidentiality Clause”). Executive acknowledges and agrees that the terms of the Confidentiality Clause will remain in full force and effect upon execution of this Agreement, and that he will protect Company’s confidential information as described in the Confidentiality Clause from usage, copying or disclosure unless prior written consent is provided by Company for a period of two years after the Separation Date. Executive agrees to immediately return or destroy all of Company’s confidential information within his possession as of the Effective Date, including - but not limited to - paper documents, electronic files, text and email messages.

9.     NON-DISPARAGEMENT-Except as provided in Paragraph 6 above, Executive and Company mutually agree to refrain from participating in any activity or making any statements that are calculated to damage or have the effect of damaging the reputations of either Executive or the Company and/or any officer, director, or employee of the Company or any of its subsidiaries regardless of their locations.

10.    BUSINESS RELATIONS-Except as provided in Paragraph 6 above, Executive and Company mutually agree to refrain from initiating or engaging in any activities intended to interfere with or disrupt, or that have the effect of interfering with or disrupting, the other Party’s business opportunities and relationships. This Paragraph 10 applies to business opportunities and relationships involving - but not limited to - individuals, companies, institutions, universities, partnerships, governmental organizations and the like. Executive agrees not to solicit or attempt to solicit - either directly or indirectly through a third party - employees of Company or its subsidiaries for a period of one year after the Separation Date. In the event an employee of Accelerate Diagnostics, Inc. or any of its subsidiaries is hired within two years of the Separation Date by Ortho Clinical Diagnostics, directly after employment with Accelerate, Executive will be deemed to be in breach of this Agreement. To be clear, this non-solicitation prohibition does not cover the hiring of an Accelerate employee who seeks employment by Ortho Clinical Diagnostics without being invited or enticed to do so by Executive, either directly or indirectly (e.g., through a third party asked by Executive to recruit the Accelerate employee).

11.     ACCELERATE EQUIPMENT- Executive agrees to immediately surrender and/or return any Company issued equipment, including - but not limited to - laptops, telephones, electronic tablets, routers, servers, monitors, cameras, thumb drives or other storage media, tools, access cards and carrying cases (“Accelerate Equipment”). Executive understands that delivery of his Separation Payment may be delayed until Accelerate Equipment has been returned to Company. Failure to return Accelerate Equipment may result in the deduction of the replacement value of such equipment from the Separation Payment.

12.     CLAWBACK PROVISIONS-Notwithstanding anything to the contrary in this document, Executive agrees that the full value of all compensation provided by Company pursuant to this Agreement is subject to recoupment or clawback should Executive at any time breach any provision of this Agreement. In addition, Executive shall bear the costs incurred by Company - including legal fees - should Company have to enforce this Paragraph 12.

13.     GOVERNING LAW-This Agreement shall be governed by the laws of the State of Arizona. Any dispute arising from this Agreement shall be heard by a competent federal or state court in Arizona.

14.     COUNTERPARTS-This Agreement may be executed in counterparts and each counterpart will be deemed an original.

15.     SEVERABILITY-Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

16.     ENTIRE AGREEMENT-This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior and/or supplemental understandings, whether written or oral, between the Parties concerning the subject matter of this Agreement, with the exception of the Confidentiality Clause of the Services Agreement that Executive executed during his period of employment with Company. Said Confidentiality Clause remains in full force and effect; the terms of the Confidentiality Clause in the Services Agreement are hereby incorporated herein in their entirety. Executive acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, except for the representations, promises and agreements made herein. Any modification to this Agreement must be in writing and signed by Executive and the Company representative who signed this Agreement, or its authorized representative.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS SEPARATION AGREEMENT AND RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

IN WITNESS WHEREOF, the Parties knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below.

EXECUTIVE	ACCELERATE DIAGNOSTICS, INC.

/s/ Juan Manuel Martín Duaigües	/s/ Lawrence Mehren
Juan Manuel Martín Duaigües	ITS: President and Chief Executive Officer

DATE: December 4, 2018	DATE: December 4, 2018